Deal Name
Size
Agency Required Credit Support
Additional Credit Support
TOTAL CREDIT SUPPORT

	Jumbo A	True/False
WA FICO > 720
WA LTV < 72%
IO % < 30% (no 1-4yr IO Term)
Investor % < 10%
2-4 Family < 10%
CA < 50%
Non CA state < 20%
Cash Out < 40%
No Ratio + NINA + SISA < 30%
Newly originated loans with no prior derogs
Subordination > 3%
AAA Subordination > Sum of 5 largest loans
AAA/Aaa by S&P and Moodys respectively

Alt-A
	WA FICO > 690	TRUE
	WA LTV < 76%	TRUE
	WA Combined LTV < 82%	TRUE
	IO % < 50% (no 1-4yr IO Term)	TRUE
	Investor % < 25%	TRUE
	2-4 Family < 30%	TRUE
	CA < 50%	TRUE
	Non CA state < 20%	TRUE
	Cash Out < 50%	TRUE
Newly originated loans with no prior derogs
Subordination > 5%
AAA/Aaa by S&P and Moodys respectively